    As filed with the Securities and Exchange Commission on February 12, 1999

                                                   Registration No. 333-________

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                                PHARMAPRINT INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   33-0640125
                     (I.R.S. Employer Identification Number)

                        2600 MICHELSON DRIVE, SUITE 1600
                            IRVINE, CALIFORNIA 92612
                    (Address of principal executive offices)


                                PHARMAPRINT INC.
                       1995 STOCK OPTION PLAN, AS AMENDED
                             OPTION GRANT AGREEMENTS
                              (Full Title of Plan)


                                 JAMES R. WODACH
                        2600 MICHELSON DRIVE, SUITE 1600
                            IRVINE, CALIFORNIA 92612
                     (Name and address of agent for service)

                                 (949) 794-7778
          (Telephone number, including area code, of agent for service)

                               ------------------

                                   Copies to:
                            Barry J. Siegel, Esquire
                 Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                               1401 Walnut Street
                        Philadelphia, Pennsylvania 19102
                                 (215) 568-6060

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                       Proposed                    Proposed               Amount of
  Title of Securities       Amount to be           Maximum Offering            Maximum Aggregate        Registration
   to be Registered          Registered             Price Per Share             Offering Price               Fee
  -------------------       ------------           ----------------            -----------------        ------------
     Common Stock           2,859,000(1)               $13.53(2)                  $38,682,270(2)          $10,754

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of the Registrant's Common Stock issuable upon the exercise of the maximum number of options which may be granted under the PharmaPrint Inc. 1995 Stock Option Plan, As Amended and outstanding consulting agreements.

(2) Based on the average of the high and low trading price of the Registrant's Common Stock as reported by the Nasdaq National Market on February 11, 1999, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS


         A reoffer prospectus prepared in accordance with the requirements of
Part I of Form S-3 is being filed with the Commission as part of this Registration Statement. The Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PROSPECTUS

                                PHARMAPRINT INC.
                        2600 MICHELSON DRIVE, SUITE 1600
                            IRVINE, CALIFORNIA 92612
                                 (949) 794-7778
                      ------------------------------------

                        1,208,438 SHARES OF COMMON STOCK
                      ------------------------------------


         The persons listed in this Prospectus under "Selling Stockholders" are offering and selling a total of 1,208,438 shares of common stock of PharmaPrint Inc. which they may acquire upon exercise of stock options granted by PharmaPrint pursuant to the terms of the PharmaPrint Inc. 1995 Stock Option Plan, as amended. Because such stock options are subject to a vesting schedule, as of February 1, 1999 options to purchase approximately 2,008,005 shares of Common Stock were exercisable. In addition, the holders of options to purchase 2,095,565 shares have entered into agreements with PharmaPrint limiting the number of shares of Common Stock which they may sell in any calendar quarter to 30% (and in the case of two holders 50%) of the total number of shares issuable upon exercise of options held by each such person.

         The Selling Stockholders may offer the shares of common stock through public or private transactions, on The Nasdaq National Market under the symbol "PPRT" at prevailing market prices or in private transactions at negotiated prices. PharmaPrint will pay all costs and expenses incurred in connection with the registration of the issuance and resale of the shares of common stock under the Securities Act of 1933. The Selling Stockholders will pay the costs associated with any sales of the shares of common stock, including any discounts, commissions and applicable transfer taxes.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN INFORMATION
               THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                      ------------------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
             SHARES OF COMMON STOCK OR DETERMINED IF THIS PROSPECTUS
                   IS TRUTHFUL OR COMPLETED ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 12, 1999.

                                TABLE OF CONTENTS



SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.................................................................3

RISK FACTORS......................................................................................................3

PHARMAPRINT......................................................................................................12

USE OF PROCEEDS..................................................................................................13

SELLING STOCKHOLDERS.............................................................................................14

PLAN OF DISTRIBUTION.............................................................................................15

LEGAL MATTERS....................................................................................................16

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................16

WHERE YOU CAN GET MORE INFORMATION...............................................................................16

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this Prospectus discuss future expectations, contain projections of results of operations, financial condition, growth, prospects and capital expenditures or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

         Important factors that may cause actual results to differ from projections and expectations include, for example,

         - the revenues generated from or a change in our relationship with AHP;

         -       the cost and availability of botanical extracts;

         -       the cost and availability of manufacturing service providers;

         -       the ability to obtain and enforce patents;

         -       uncertainties related to the PharmaPrint-TM- Process;

         -       government regulation and the uncertainty of product approvals;

         -       the ability to commercialize and market products;

         -       the future capital needs of PharmaPrint;

         -       control by existing stockholders;

         - other risks described under "Risk Factors" below and which may be described in the PharmaPrint's future filings with the SEC.

         PharmaPrint does not promise, nor is it obligated, to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.


                                  RISK FACTORS

         You should carefully consider each of the following factors and other information in this prospectus before deciding to invest in shares of common stock.

EARLY STAGE OF MANUFACTURING AND PRODUCT DEVELOPMENT; HISTORY OF OPERATING
LOSSES

         We have a limited operating history and have recognized substantial losses each year since we began operations. Our prospects must be considered in light of the risks, expenses and difficulties faced by businesses in the consumer products and pharmaceutical industries. These industries have a large number of market entrants, intense competition and a high failure rate. To achieve profitable operations, we will need to continue to commit substantial resources to successfully manufacture products. While we expect to be able to satisfy our commitments, we can provide no assurance that we will be successful in doing so or that we can generate sufficient revenue to fund our continuing operations.

DEPENDENCE ON AHP

EXCLUSIVE LICENSE

         Under several agreements, we have granted American Home Products Corporation ("AHP") an exclusive license to market and sell certain dietary supplement products. Because we cannot sell these dietary supplement products by any other means, we are relying on AHP as our only source of product revenues in the near future.

RISK OF TERMINATION

         AHP can terminate in their sole discretion our agreements as to specific products upon ninety days notice and can terminate our agreements in their entirety upon one year's notice. AHP could decide to terminate our agreements for many reasons, including shifts in its strategic focus, poor market reaction to Centrum-branded dietary supplements, lack of patent protection for the PharmaPrint-TM- Process or a determination to pursue alternative methods of producing dietary supplements. If AHP terminates our agreements in whole or in part, we may not be able to enter into comparable agreements for the distribution and sale of our products or establish our own marketing and sales force. Termination of our agreements could have a material adverse effect on our business, financial condition and results of operations.

RESEARCH AND DEVELOPMENT COSTS; FIXED PRICES

         We must conduct, at our own expense, the research and development and regulatory work necessary to produce the products for sale to AHP. This will require significant expenditures that we may not recover if AHP terminates the agreements in whole or in part or if sales with AHP are lower than anticipated. Under an agreement reached in November 1998, AHP paid us an additional $5 million as reimbursement for certain development and production costs and increased the price that AHP pays us for products delivered before February 28, 1999. AHP and PharmaPrint are currently negotiating an extension of this per unit increase or alternative pricing provisions. Beginning March 1, 1999, the prices that AHP pays us (with some limited exceptions) will revert to the prices set in the original agreements based upon the manufacturing specifications agreed upon in the original agreements. Such prices will remain fixed until October 2000. Accordingly, increases in material or production costs, without a corresponding increase in the price AHP pays us, will reduce the profitability of the AHP supply arrangements.

LIMITED OBLIGATION TO PAY ROYALTIES; PATENT PROTECTION

         AHP is not obligated to pay us royalties on sales of products that are not covered by a patent relating to the PharmaPrint-TM- Process. We currently do not have any such patents for any of the products that AHP is marketing and we can provide no assurance that we will obtain patents for any of the products sold through AHP. Our business, financial condition and results of operations will suffer if AHP does not pay royalties to us.

LIMITED OBLIGATION TO MARKET PRODUCTS

         Our agreements with AHP limit their obligation to provide marketing support. During each of the first two years after the initial launch date of the first product, AHP must spend the lesser of fifty percent of net sales of the products or $20 million. Accordingly, poor initial sales could result in very limited marketing support from AHP. AHP is obligated to devote the efforts and resources it normally uses to market its own non-prescription products with similar market potential and at a similar stage of product life. However, after the first two years following the initial launch date, AHP is not required to spend any specific amount on marketing support. If AHP does not provide sufficient marketing support, our business, financial condition and results of operations may suffer. In addition, our sole remedy if AHP fails to meet its minimum spending commitments (provided that AHP has otherwise met its obligations under our agreements), is to sell our dietary supplement products under a national or regional brand through one additional party.

RELIANCE ON CORPORATE PARTNERS

         We expect to enter into agreements with other partners for the development and marketing of other products. AHP has certain options to develop with us other Food and Drug Administration regulated pharmaceutical products for sale in the over-the-counter market. The success of any of our products, even if successfully developed, will depend on the ability of our partners to market and commercialize such products. We can provide no assurance that any partnership will result in product revenues or profits. In addition, any of our corporate partners may pursue alternative technologies or develop alternative therapeutics targeted at the same markets or diseases that we have targeted. This risk may increase if we are not successful in obtaining and maintaining patent protection for the PharmaPrint-TM- Process.

COST AND AVAILABILITY OF BOTANICAL EXTRACTS

         We procure the botanical extracts necessary to develop our products from various sources in the United States, Europe and Asia. We have agreed and have the exclusive right to supply AHP with all of AHP's requirements of the products that we have licensed to AHP. We purchase a significant amount of botanical extracts to meet these obligations. Since many of the botanical extracts contained in our products are not commodities, we cannot hedge price risk with traditional futures contracts. In addition, because some of these plants are picked in the wild rather than farm cultivated, the supply may be unavailable. This uncertain supply, in combination with the possibility of continued increases in demand, could result in significant increases in the price of the botanical extracts used in our products. In addition, if due to supply shortages AHP is unable to meet the demand of its customers, even if for a short time, the result could be a long-term decrease in sales. Our ability to increase the price of our products licensed to AHP to adjust for increases in raw material costs is limited. We can provide no assurance that an adequate supply of botanical extracts will be available to us on commercially reasonable terms. We have secured sufficient quantities of botanical extracts for our near term requirements and believe there are numerous alternative suppliers throughout the world from which we can obtain these botanical extracts. However, any shortage of such botanical extracts may cause delays, as well as increased material costs, that could have a material adverse effect on our business, financial condition and results of operations.

NEED FOR ADDITIONAL FUNDING; UNCERTAIN ACCESS TO CAPITAL

         We expect our current capital resources to last at least 9 months. We will then need substantial additional funds to support our dietary supplement business and long-term pharmaceutical product development programs. Under a loan agreement, we recently borrowed $500,000 to fund the purchase of certain equipment. Under the loan agreement, we will be permitted to borrow up to an additional $4 million depending upon the availability of approved accounts receivable and purchase orders as security for such additional loans. Under the loan agreement, our ability to borrow funds is also subject to the satisfaction of certain financial ratios and covenants. Our future capital requirements will depend on many factors including:

           -      the amount of orders we receive from AHP;

           -      the amount of inventory we are required to maintain;

           -      the revenues generated under the agreements with AHP;

           -      the cost of botanical extracts and other manufacturing costs;

           -      scientific progress in our research and development programs;

           -      progress with toxicology testing and clinical trials;

           -      the time and cost involved in obtaining regulatory approvals;

           -      patent costs;

           -      competing technological and market developments; and

           -      our corporate partnerships.

         If our capital resources are insufficient to meet our operating requirements, we will seek additional funds through equity or debt financings or through arrangements with corporate partners. We may need funds sooner than anticipated. Other than the $4.5 million loan agreement described in the prior paragraph, we have no arrangements for additional financing. Any additional financing may substantially dilute our existing stockholders. We can provide no assurance that additional financing will be available when needed or upon acceptable terms. Our ability to raise additional funds will be adversely affected if we are unable to obtain patent protection for our technologies. If adequate funds are not available, our business, financial condition and results of operations may suffer.

UNCERTAINTIES RELATED TO THE PHARMAPRINT-TM- PROCESS

         We believe that our competitive advantage is our unique ability, through application of the PharmaPrint-TM- Process, to assess and standardize the bioactive composition and potency of plant-derived dietary supplements and pharmaceuticals. We can provide no assurance, however, that consumers in the dietary supplement market will value this standardization, particularly in light of the fact that these products cannot be marketed through any claims for the treatment or prevention of disease. In addition, the PharmaPrint-TM- Process itself does not assure efficacy of our products. We could make claims of efficacy only after successful clinical trials, which will not be conducted with respect to our dietary supplement products. Accordingly, we can provide no assurance that our dietary supplement products will achieve commercial success.

         In the pharmaceutical market, we depend on regulatory approval for our plant-derived multi-molecule drug candidates. We do not believe that the Food and Drug Administration and other regulatory authorities have ever approved multi-molecule, botanical pharmaceuticals. We can provide no assurance that regulators will approve these compounds in general, accept the PharmaPrint-TM-Process as an appropriate method of standardizing botanical compounds for clinical testing, or approve our particular drug candidates. Without regulatory review and approval, we could not achieve our pharmaceutical development plans. In such case, our only potential business would be dietary supplements.

DEPENDENCE ON UNCERTAIN PATENTS AND OTHER PROPRIETARY RIGHTS

         Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and dietary supplement and pharmaceutical products, preserve our trade secrets, and operate without infringing on the proprietary rights of third parties. We plan to achieve a competitive advantage as the only provider of botanical dietary supplements and multi-molecule pharmaceuticals that can market its products on the basis of consistent composition, the presence of at least one bioactive and proven bioactivity. This depends on our ability to obtain a patent covering the PharmaPrint-TM- Process that is broad enough to prevent competitors from making such claims. We have applied for a broad process patent covering a method for making high quality botanical products that incorporates the steps that make up the PharmaPrint-TM-Process, as well as additional patents covering the application of this method to the manufacture of 11 specific botanical compositions. We intend to apply for additional patents as we develop additional products or enhance our technologies. To date, we have not received any patents or notices of allowance of any patent application for the PharmaPrint-TM- Process or any products we currently intend to commercialize, although we have received certain patents and allowances on products we don't intend on commercializing. If we are not successful in obtaining and maintaining adequate patent protection for the PharmaPrint-TM- Process, we will not be able to protect our pharmaceutical products and our ability to compete successfully in the dietary supplements market will be impaired. Furthermore, AHP is not obligated to pay royalties on sales of any products not covered by a patent relating to the PharmaPrint-TM-Process.

         We can provide no assurance that we will obtain any patents covering our technology or products, or that any patents that may be issued will provide substantial protection or be of commercial benefit. Any patent covering the PharmaPrint-TM- Process may be vulnerable to challenge on various grounds, including lack of nonobviousness or novelty. A great deal of research and development work has taken place in botanicals, including efforts focused on single-molecule bioactivity and analysis of multiple botanical components. We believe that the PharmaPrint-TM- Process is unique and patentable because of its focus on determining high quality botanicals by identifying bioactive components having activity relevant to clinical indications and establishing manufacturing standards covering the range of bioactivity of the total of these components. However, it is arguable that prior work on bioactivity relating to the development of single molecule drugs or multi-molecule chemical composition analysis could contradict novelty or nonobviousness of our invention.

         The issuance of a patent is not conclusive as to its validity or enforceability, and competitors may be able to design around any patent that we obtain. Competitors may find ways to substantiate claims about the composition or bioactivity of competing products without utilizing our process. We can provide no assurance that any patent issued to us will not be invalidated, or that we will not be forced to narrow, through reexamination, the scope of such a patent claim to avoid its invalidation. In addition, we can provide no assurance that any application of our technology will not infringe on patents or proprietary rights of others. In addition, any licenses that might be required as a result of such infringement for our processes or products may not be available on commercially reasonable terms, if at all.

         Litigation may be necessary to enforce our patent and propriety rights or to determine the scope and validity of others' proprietary rights. Any such litigation could be very costly and could distract our management and technical personnel. We may participate in interference proceedings that may in the future be declared by the Patent and Trademark Office to determine priority of invention, which could be very costly. We can provide no assurance of a favorable outcome of any litigation or interference proceedings. An unfavorable outcome in any proceeding could have a material adverse effect on our business, financial condition and results of operations.

         The patent position of biotechnology and biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology and biopharmaceutical patents. Accordingly, there can be no assurance that any patent applications that we own or license will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology.

         Many of the processes and much of the know-how that are important to our technology depend upon the non-patentable skills, knowledge, and experience of our scientific and technical personnel and collaborators. To help protect our rights, we require employees, collaborators, and significant consultants and advisors with access to confidential information, to sign confidentiality agreements. We can provide no assurance, however, that these agreements will provide adequate protection for our trade secrets, know-how or proprietary information in the event of any unauthorized use or disclosure.

OUTSOURCING OF MANUFACTURING, RESEARCH AND DEVELOPMENT AND REGULATORY ACTIVITIES

         Pursuant to a supply agreement with AHP, we are AHP's exclusive supplier of the herbal products sold by AHP and must produce such products under applicable current good manufacturing practices. We do not have the internal facilities or capabilities to manufacture our products, but rather rely on third party manufacturers. If we are unable to maintain contract manufacturing relationships on acceptable terms or otherwise develop manufacturing capabilities, our ability to deliver products to AHP or others may be adversely affected.

         If we fail to supply AHP with certain commercial quantities of products for a period of 60 consecutive days for any reason, AHP has the right to manufacture such products itself, or to retain a third party manufacturer. This right is exercisable for a limited period of time if PharmaPrint is able to continue manufacturing commercial quantities of these products. We can provide no assurance that we will be able to meet our obligation to supply such products in sufficient commercial quantities. A loss of manufacturing rights to AHP or a third party would have a material adverse effect on our business, financial condition and results of operations.

         We have limited experience in the sale, marketing, distribution and clinical testing of dietary supplements and pharmaceutical products. Therefore, we rely on collaborative arrangements or license and distribution agreements with third parties. To be successful, our pharmaceutical products must be manufactured, at an acceptable cost, in commercial quantities under the Food and Drug Administration's or other standards prescribed by regulatory agencies in other countries.

         Most of our manufacturing, research and development activities are performed by third party laboratories and manufacturing facilities. Although we believe that our partners have an economic motivation to perform their duties in a timely and effective manner, the amount and timing of the resources devoted by such parties to performing their duties may vary. Any failure to perform such duties may result in a delay in our manufacturing, product development and marketing activities. Any failure or delay could also result in a breach of our obligations under the agreements with AHP and any other collaborative arrangements. Any such failure or delay could have a material adverse effect on our business, financial condition and results of operations.

         In the future, we may transfer control of toxicology studies and clinical trials, the preparation and submission of regulatory approvals and the manufacture of products to a partner. If we do transfer such control, we would then depend on our partners' efforts to effectively develop our drug candidates Additionally, if we outsource the manufacturing of drug candidates, we may lose the opportunity to generate profits from manufacturing.

COMPETITION AND TECHNOLOGICAL CHANGE

         The pharmaceutical, consumer products and biotechnology industries are subject to intense competition and rapid technological change. We face intense competition from numerous sources, including pharmaceutical and consumer products, herbal products, biotechnology and chemical companies, as well as universities and other research organizations. Industry-wide interest in our arrangement with AHP and the use of our PharmaPrint-TM- Process technology may accelerate as the technology becomes more widely understood. Competitors may then have additional incentive to develop technologies and products that compete with ours. These competitors may succeed in developing technologies and products that are more effective than ours or that would render our PharmaPrint-TM-Process and products obsolete. If we are not successful in obtaining and maintaining adequate patent protection for the PharmaPrint-TM- Process, competitors may be able to duplicate or exceed our capabilities.

         Many of our potential competitors have competitive advantages over us, including:

           -     greater capital resources;

           -     greater experience in manufacturing and marketing products;

           -     greater research and development staffs and facilities;

           - greater experience in conducting toxicology testing and human clinical trials on new pharmaceutical products; and

           - greater experience in obtaining Food and Drug Administration and other regulatory approvals of products.

         Accordingly, some of our competitors may succeed in obtaining regulatory approval for products more rapidly or effectively. Moreover, we can provide no assurance that we will have sufficient resources to undertake the continuing research and development necessary to remain competitive.

UNCERTAINTIES RELATED TO CLINICAL TRIALS

         In order to obtain marketing approval from the Food and Drug Administration, we must demonstrate through toxicology testing and clinical trials that PPRT-321, our only drug candidate for which the Food and Drug Administration has allowed clinical trials to date, is safe and effective for use in its target indication. The results from initial clinical trials of PPRT-321 and any other drug candidates may not be indicative of the results that may be obtained in further clinical trials. Many companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The rate of completion of our clinical trials may be delayed by many factors including slower than anticipated patient enrollment, a slower than anticipated timetable, or any other adverse event.

         During the course of clinical trials, patients can die or suffer other adverse medical effects for reasons that may not be related to the drug being tested, but which can affect clinical trial results. We can provide no assurance that regulatory authorities will permit us to undertake additional clinical trials of PPRT-321 or to initiate clinical trials of any other drug candidates. In addition, we may not successfully complete any clinical trials that we undertake. Any delays in or termination of our clinical trial efforts would have a material adverse effect on our business, financial condition and results of operations. We can provide no assurance that PPRT-321 or any other drug candidate will be safe or effective in clinical trials, that PPRT-321 or any other drug candidate will receive regulatory approval for any indication or that any clinical trials undertaken will result in marketable products. If PPRT-321 or other drug candidates are not shown to be safe and effective in clinical trials, our business, financial condition and results of operations would be materially adversely affected.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

         The following information describes statutory or regulatory provisions. This discussion highlights some aspects of applicable law and may not contain all the information that may be important to you on this topic. The manufacturing, processing, formulation, packaging, labeling, advertising and sale of dietary supplements are regulated by the Federal Food, Drug and Cosmetic Act, by the Dietary Supplement Health & Education Act of 1994, and by various federal agencies, including the Food and Drug Administration and the Federal Trade Commission. Our activities are also regulated by various agencies of the states, provinces, localities and countries in which our products are sold.

         The Dietary Supplement Health Education Act defines dietary supplements, permits "structure/function" statements under certain conditions, and regulates the use of published literature in connection with the sale of herbal products. Dietary supplements do not require approval by the Food and Drug Administration prior to marketing. Dietary supplements are subject to various regulatory requirements concerning their composition, permissible claims (including substantiation of any claims), manufacturing procedures and other elements. The Dietary Supplement Health Education Act prohibits marketing dietary supplements for the treatment or prevention of diseases. Because we are limited in the type of claims we may make, we may not be able to effectively differentiate our dietary supplement products from those of our competitors. We cannot determine what effect current or future regulations will have on our business, financial conditions or results of operations.

         The development of pharmaceuticals is subject to extensive, costly and rigorous regulation by the Food and Drug Administration and foreign regulatory authorities. Drugs that have not been demonstrated to be safe and effective according to Food and Drug Administration standards are typically classified as "new drugs" and require Food and Drug Administration approval prior to marketing. In order to initiate a clinical trial for a new drug, an investigational new application must be submitted to the Food and Drug Administration. The process of obtaining required regulatory approvals from the Food and Drug Administration and other regulatory authorities often takes many years. The process is expensive and can vary substantially based on the type, complexity and novelty of the pharmaceutical product. Any additional governmental regulations could delay regulatory approval of our pharmaceutical products. We believe, based upon documentation in medical literature of safe human use of botanical therapeutics, that we may be able to pursue a less time-consuming development process in the United States and some foreign jurisdictions. However, we must engage in extensive toxicology studies and clinical testing in order to demonstrate the safety and efficacy of our pharmaceutical products for human use. We can provide no assurance of quick approval or that we will obtain approval at all. Requests for additional data and delays in obtaining regulatory approvals would adversely affect the marketing of our pharmaceutical products and our ability to generate pharmaceutical product revenues or royalties.

         We can provide no assurance that regulatory authorities will permit us to carry out further testing. If permitted, additional clinical testing may not prove that our pharmaceutical products are as safe and effective as necessary to permit marketing approvals for these products from regulatory authorities. Additionally, the results of any initial toxicology and clinical testing are not necessarily predictive of results that may be obtained from subsequent or more extensive toxicology and clinical testing. We can provide no assurance that further trials will be successful. Some companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a pharmaceutical product under development would delay or prevent regulatory approval of the product and would have a material adverse effect on our business, financial condition and results of operations. Delays in obtaining regulatory approvals could adversely affect the marketing of our pharmaceutical products and diminish any competitive advantage we may attain. In addition, delays in regulatory approvals encountered by any corporate partner could adversely affect our ability to receive royalties. We can provide no assurance that if clinical trials are completed, they will be successful or that we will be able to submit any new drug application on its anticipated schedule. Any such applications may not be reviewed and approved by regulatory agencies in a timely manner, if at all.

         The Food and Drug Administration has established a "botanical" committee to provide regulatory guidelines, including guidelines for approval of botanicals as pharmaceuticals. However, we believe that the Food and Drug Administration has never approved for sale a pharmaceutical version of a multi-molecule, botanical medicine. Food and Drug Administration approval of botanicals that qualify as pharmaceuticals would presumably be evaluated under the same statutory standards as are applied to all new drugs. However, Food and Drug Administration review and approval practices adopted for botanical medicines under these statutory standards could result in competitive natural medicines that are not manufactured based on our PharmaPrint-TM- Process technology.

         Any regulatory approval may involve marketing restrictions. In addition, pharmaceutical products are subject to continuous governmental review and post-market evaluation, which could result in withdrawal, suspension or limitation of approvals. Any discovery of previously unrecognized problems could result in restrictions on the pharmaceutical product or its manufacture, including withdrawal of the pharmaceutical product from the market. Failure to comply with applicable regulatory requirements can result in fines, suspension of regulatory approvals, pharmaceutical product recalls, seizure of products, operating restrictions or criminal prosecution.

DEPENDENCE ON KEY EMPLOYEES

         We depend on the continuing services of Elliot P. Friedman, our Chairman of the Board and Chief Executive Officer and Robert Burgess, our President and Chief Operating Officer. Loss of the services of Mr. Friedman or Mr. Burgess could be detrimental to our business. We have obtained key-man life insurance in the amount of $1 million on the life of Mr. Friedman. Our success also depends on our ability to attract and retain highly qualified scientific and managerial personnel. We face competition for such personnel from other companies, research and academic institutions, government entities and other organizations, many of which have significantly greater resources. There can be no assurance that we will be able to recruit and retain such personnel.

VOLATILITY OF COMMON STOCK PRICE

         The market price of our common stock has historically been highly volatile. This volatility is likely to continue. The market price of our common stock may fluctuate and drop sharply for many reasons. Some events that may cause a decline in the price of our common stock include:

          -       announcements concerning our business or competitors;

          -       results of the sales of our products sold through AHP;

          -       failures or unexpected delays in manufacturing;

          -       patent developments;

          -       negative reaction to dietary supplements in general;

          -       results of toxicology testing and clinical trials;

          - termination or modification of agreement with collaborative partners;

          - failures or unexpected delays in obtaining regulatory approvals;

          -       technological innovations;

          - statements or recommendations by the Food and Drug Administration or their advisory panels;

          -       loss of key personnel;

          -       government regulations;

          - litigation or public concern as to the safety or commercial value of our technologies or products; and

          - failure to meet the expectations of securities analysts or investors.

         In addition, market conditions for emerging growth companies and pharmaceutical companies, economic conditions and general stock market movements, even if unrelated to our operations, may have a significant impact on the price of our common stock. A sharp decline in the price of our common stock could also result in securities class action litigation against us. Such litigation could be very costly and could divert management's attention and resources, which may have a material adverse effect on our business, financial condition and results of operations.

CONTROL BY EXISTING STOCKHOLDERS AND MANAGEMENT

         Our current executive officers, directors and other significant stockholders own approximately 39.3% of our issued and outstanding shares of common stock. Accordingly, such persons will likely continue to control our Board of Directors and direct the operation of our business.

                                   PHARMAPRINT

         PharmaPrint Inc. uses its proprietary development and manufacturing process technologies (the "PharmaPrint-TM- Process") to develop high quality dietary supplement products and pharmaceutical candidates from botanical sources. PharmaPrint believes that its PharmaPrint-TM- Process technology represents a new paradigm in the development of therapeutic products from botanical sources. Unlike traditional drug development process of identifying, isolating and synthesizing single molecules from plant and other sources, PharmaPrint's core technologies were developed based on empirical data suggesting that the health benefits and safe usage of certain plant-derived therapeutics might be the result of the natural combination of multiple molecules found in the plant extract and that single molecules, in isolation, may not replicate the natural plant's effectiveness. The PharmaPrint-TM- Process technology enables PharmaPrint to identify, quantify and standardize the bioactives within plant sources which are believed to provide therapeutic benefits and produce products having consistent batch-to-batch quantities and ratios of these bioactives.

         PharmaPrint is applying a dual commercialization strategy for its PharmaPrint-TM- Process technology. The first application of the PharmaPrint-TM-Process is the development of high quality, herbal dietary supplements. In the United States, dietary supplements are considered food products under the Dietary Supplement Health and Education Act of 1994 ("DSHEA") and, as such, are not regulated as drugs by the United States Food and Drug Administration (the "FDA") and do not require FDA approval prior to marketing. PharmaPrint has developed products derived from six of the most commonly used dietary supplements (echinacea, garlic, ginkgo biloba, ginseng, saw palmetto and St. John's wort).

         In October 1997 PharmaPrint entered into several agreements (the "AHP Agreements") with American Home Products Corporation ("AHP") whereby PharmaPrint is applying the PharmaPrint-TM- Process to produce a line of high quality dietary supplement products currently marketed by AHP under its Centrum brand name (the "AHP Products"). Pursuant to the terms of the agreements, AHP paid PharmaPrint $2.5 million as an up-front licensing fee and is required to pay additional fees of $500,000 upon each of (i) the issuance of a patent containing claims covering the PharmaPrint-TM- Process and (ii) receipt and approval by AHP of the initial AHP Products in sufficient time to permit AHP to meet its proposed launch date. AHP has agreed to spend at least the lesser of $20 million or an amount equal to 50% of net sales of the AHP Products in advertising and other marketing expenditures during each of the first two years following initial product launch. AHP has also agreed to purchase the AHP Products from PharmaPrint under a Supply Agreement at specified prices. In addition, if PharmaPrint succeeds in securing a patent containing a claim or claims comprising the PharmaPrint-TM- Process applied generally or on a product-by-product basis, AHP will pay royalties to PharmaPrint on net sales of such patented products of 4% in the first year and 6% thereafter. AHP commenced marketing PharmaPrint's six dietary supplement products in October 1998. In November 1998, AHP and PharmaPrint entered into an agreement pursuant to which AHP paid PharmaPrint $5.0 Million as reimbursement for certain development and production costs and increased the per unit amount to be paid by AHP to PharmaPrint for the AHP Products delivered or to be delivered prior to February 28, 1999. AHP and PharmaPrint are currently negotiating an extension of this per unit increase or alternative pricing provisions. If an agreement is not reached, beginning March 1999 the prices at which AHP purchase products from PharmaPrint, with certain limited exceptions, will revert to the prices agreed upon in the AHP Agreements based upon the manufacturing specifications agreed upon in the AHP Agreements. Such prices will remain fixed until October 2000. Accordingly, increases in material or production costs, without a corresponding increase in the price AHP pays us, will reduce the profitability to PharmaPrint of the AHP supply arrangements.

         The second application of the PharmaPrint-TM- Process is the development of FDA-approvable pharmaceuticals from natural plant sources. PharmaPrint is focusing its pharmaceutical development efforts initially on certain plants and plant extracts (such as saw palmetto and St. John's wort) that have shown indications of clinical effectiveness in treating a variety of diseases and physical conditions. Although these multi-molecule, plant-derived products are widely sold in many European countries on a prescription or OTC basis, they currently are available only as dietary supplements in the United States. PharmaPrint believes that these products have not been approved as pharmaceuticals under FDA guidelines primarily due to the difficulties of identifying the bioactives and manufacturing the compounds to FDA standards.

         PharmaPrint believes that the PharmaPrint-TM- Process will, for the first time, make it feasible to develop multi-molecule, plant-derived drug candidates with sufficient quality and consistency of bioactives to potentially qualify for FDA approval. Because of the well-documented history of safe usage of products derived from the same plant sources as PharmaPrint's drug candidates, PharmaPrint believes that, in certain cases, the FDA may allow PharmaPrint to commence clinical trials at the Phase II stage while concurrently performing toxicology studies. PharmaPrint received such FDA clearance for its initial pharmaceutical product candidate, PPRT-321, derived from saw palmetto. PharmaPrint is currently examining the results of its Phase II study on PPRT-321.

         PharmaPrint's principal executive offices are located at 2600 Michelson Drive, Suite 1600, Irvine, CA 92612 and its telephone number is (949) 794-7778.



                                 USE OF PROCEEDS

         PharmaPrint will not receive any proceeds from the sale of the shares of Common Stock offered hereby. The Selling Stockholders will receive all of the net proceeds from the sale of the shares of Common Stock offered hereby. Upon the exercise of stock options or warrants by the holders thereof, PharmaPrint will receive the exercise price of the stock options or the warrants. To the extent the stock options or warrants are exercised, PharmaPrint will apply the proceeds thereof for its general corporate purposes.

                              SELLING STOCKHOLDERS

         The following persons are eligible to sell, pursuant to this Prospectus, the number of shares of Common Stock set forth opposite their names in the table below. The Selling Stockholders may offer and sell the shares of Common Stock from time to time in the manner set forth in the Plan of Distribution. However, the Selling Stockholders are under no obligation to sell all or any portion of their shares of Common Stock offered hereby.


                                                    PRE-OFFERING                                               POST-OFFERING
                                                    ------------                                               -------------

                                                    TOTAL                                      TOTAL
                                                    NUMBER                                     NUMBER
                                                  OF SHARES                                  OF SHARES
         NAME AND RELATIONSHIP                   BENEFICIALLY            SHARES             BENEFICIALLY      PERCENTAGE
           TO THE COMPANY(1)                       OWNED(2)             OFFERED(2)            OWNED(3)        OF CLASS(4)
           -----------------                       --------             ----------            --------        -----------
John Abeles                                               95,000              95,000                     0         0
Joel Bresser                                              70,000              70,000                     0         0
Robert J. Burgess(5)                                   1,556,248             150,000             1,406,248       10.3%
Elliot P. Friedman(6)                                  1,659,248             150,000             1,509,248        11%
Paul Johnston                                             65,000              65,000                     0         0
Erinch Ozada                                             158,000              75,000                83,000         *
Phillip G. Trad                                          373,438             373,438                     0         0
Nathan Troum                                              30,000              30,000                     0         0
James R. Wodach                                          100,000             100,000                     0         0
Kenneth Gorelick                                         100,000             100,000                     0         0

---------------------------------
 * Indicates less than one percent (1%).

(1)      All persons are officers and/or directors of the Company.

(2) Assumes the vesting and exercise of all Options to purchase shares of Common Stock granted to the Selling Stockholders.

(3) Assumes the offer and sale of all shares of Common Stock eligible to be offered and sold hereby by the Selling Stockholders to third parties unaffiliated with such Selling Stockholders.

(4) These percentages are calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. Based upon 13,651,589 shares of Common Stock issued and outstanding as of February 5, 1999.

(5)      Includes 509,000, 65,270, 274,270, and 557,708 shares of Common Stock owned of record by Mr. Burgess, JadiJo, Inc., D-RAM Industries Pty Ltd., and Dimension. Does not include 200,000 call options (options to purchase) granted to Mr. Burgess by Dr. Tasneem A. Khwaja, Chief Scientific Officer of the Company.

(6) Does not include 200,000 call options (options to purchase) granted to Mr. Friedman by Dr. Tasneem A. Khwaja, Chief Scientific Officer of the Company.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock are being offered on behalf of the Selling Stockholders and PharmaPrint will not receive any proceeds from the Offering. The shares of Common Stock may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agent or may acquire such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be subject to change. The sale of the shares of Common Stock may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on The Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into established trading markets, including direct sales to purchasers or sales effected through agents; or (vi) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of Common Stock in the course of hedging the position they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of Common Stock, which shares of Common Stock may be resold thereafter pursuant to this Prospectus. There can be no assurance that all or any of the shares of Common Stock will be issued to, or sold by, the Selling Stockholders.

         Brokers, dealers, underwriters or agents participating in the sale of the shares of Common Stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Common Stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers or other persons who act in connection with the sale of the Common Stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commission they receive and proceeds of any sale of such shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither PharmaPrint nor the Selling Stockholders can presently estimate the amount of such compensation. PharmaPrint knows of no existing arrangements between the Selling Stockholders and any other stockholders, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Common Stock.

         The Selling Stockholders and any other persons participating in the sale or distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders or any other such persons. The foregoing may affect the marketability of the Common Stock.

         Because such stock options are subject to a vesting schedule, as of February 1, 1999 options to purchase approximately 2,008,005 shares of Common Stock were exercisable. In addition, the holders of options to purchase 2,095,565 shares have entered into agreements with PharmaPrint limiting the number of shares of Common Stock which they may sell in any calendar quarter to 30% (and in the case of two holders 50%) of the total number of shares issuable upon exercise of options held by each such person.

         PharmaPrint will pay substantially all of the expenses incident to the registration, offering and sale of the Common Stock to the public other than commissions or discounts of underwriters, broker-dealers or agents. PharmaPrint has also agreed to indemnify the Selling Stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby has been passed upon for PharmaPrint by PharmaPrint's outside legal counsel, Klehr, Harrison, Harvey, Branzburg & Ellers LLP, Philadelphia, Pennsylvania.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         (a) PharmaPrint's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998;

         (b) PharmaPrint's Quarterly Reports on Form 10-QSB for the quarters ended June 30, 1998 and September 30, 1998;

         (c) PharmaPrint's proxy statement on Schedule 14A, dated July 29, 1998; and

         (d) The description of the PharmaPrint's Common Stock contained in the Registration Statement on Form 8-A, dated August 5, 1996, including all amendments and reports filed for the purpose of updating such description.


         This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. We are not offering or selling these securities in any state where the offer or sale is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date stated on the front cover page of this Prospectus.

         PharmaPrint will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of such documents which are incorporated herein by reference. You should direct your requests for copies to PharmaPrint Inc., 2600 Michelson Drive, Suite 1600, Irvine, California 92612; Attention: Chief Financial Officer, telephone number 949-794-7778, facsimile number 949-794-7777.


                       WHERE YOU CAN GET MORE INFORMATION

         At your request, we will provide you, without charge, a copy of any exhibits to PharmaPrint's Registration Statement. If you would like more information, write or call us at:

                          PharmaPrint Inc.
                          2600 Michelson Drive, Suite 1600
                          Irvine, California  92612
                          Telephone:  (949) 794-7778
                          Facsimile: (949) 794-7777

         Our fiscal year ends on March 31. We intend to provide to our stockholders annual reports containing audited financial statements and other appropriate reports. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http\\www.sec.gov.

No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering described herein and, if given or made, such information or representation must not be relied upon as having been authorized by PharmaPrint or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy a security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.



                                1,208,438 SHARES

                                  COMMON STOCK



                                PHARMAPRINT INC.




                                   PROSPECTUS


                                FEBRUARY 12, 1999

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated into this Registration Statement by reference:

                  1. The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998;

                  2. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1998;

                  3. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1998; and

                  4. The description of the Company's Common Stock contained in the Registration Statement on Form 8-A dated August 5, 1996 including all amendments and reports filed for the purpose of updating such description.

                  All documents filed pursuant to Section 13(a), 13(c), 14 or 15
(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the completion or termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


ITEM 4.           DESCRIPTION OF SECURITIES.

                  Not applicable. (shares registered under Section 12 of Exchange Act.)

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  LIMITATION OF DIRECTOR'S LIABILITY.

                  The Company's Certificate of Incorporation eliminates the liability of directors to the fullest extent permissible under Delaware law. Delaware law permits a corporation to limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of certain fiduciary duties as a director, provided, that the director's liability may not be eliminated or limited for (a) breaches of the director's duty of loyalty to the corporation or its shareholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. A director's liability may also not be limited for violation of, or otherwise relieve the corporation or its directors from the necessity of complying with, federal or state securities laws or affect the availability of non-monetary remedies such as injunctive relief or rescission.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

                  The Company's bylaws relating to indemnification require that the Company indemnify its directors and its executive officers to the fullest extent permitted under Delaware law, provided, that the Company may modify the extent of such indemnification by individual contracts with its directors and executive officers, and provided, further, that the Company will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions. Delaware corporate law, the Company's bylaws, as well as any indemnity agreements, may also permit indemnification for liabilities arising under the Securities Act or the Securities Exchange Act of 1934, as amended. Without limiting any right an indemnitee may have under Delaware corporate law and the Company's bylaws, the Board of Directors has adopted an Indemnification and Hold Harmless Agreement ("Indemnity Agreement") to provide additional indemnification and reimbursement to all qualified directors and officers of the Company, and to hold such directors and officers harmless from certain liabilities, judgments and related expenses. Any individual who is a duly elected or appointed member of the Board of Directors, a corporate officer of the Company or any employee or agent as approved by the Board of Directors is deemed a person who qualifies as an indemnitee under the Indemnity Agreement.

                  The Board of Directors has been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities arising under the Securities Act of 1933, as amended, is contrary to public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the shares being registered hereby, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

ITEM 8.           EXHIBITS.

EXHIBIT NO.       DESCRIPTION
-----------       -----------

     4.1*         PharmaPrint Inc. 1995 Stock Option Plan, As Amended.

     4.2          Option Grant Agreement with Randolph C. Steer

     4.3          Option Grant Agreement with Matilde Parente

     4.4          Option Grant Agreement with Joerg Gruenwald

     5 Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP with respect to the legality of the shares of Common Stock being registered hereunder.

     23.1 Consent of Arthur Andersen LLP, independent auditors, with respect to the consolidated financial statements of PharmaPrint Inc. for the year ended March 31, 1998.

     23.2         Consent of Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                  (included in Exhibit 5).

     24           Powers of Attorney (included on the signature pages hereto).

--------
     * Incorporated by reference from Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1998.

ITEM 9.           UNDERTAKINGS.

(a)      The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; PROVIDED, HOWEVER, that paragraphs (a) (1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to its Certificate of Incorporation, its bylaws, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this 10th day of February, 1999.

                                PHARMAPRINT INC.


                                BY: /S/ ELLIOT P. FRIEDMAN
                                    --------------------------------------------
                                    Elliot P. Friedman, Chairman of the Board of
                                    Directors and Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned officers and directors of PharmaPrint Inc. whose signature appears below hereby appoints Elliot P. Friedman and James R. Wodach and each of them individually as true and lawful attorney-in-fact for the undersigned with full power of substitution, to execute in his name and on his behalf in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact shall deem appropriate, and to cause to be filed any such amendment (including exhibits thereto and other documents in connection therewith) to this Registration Statement with the Securities and Exchange Commission, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 10th day of February, 1999.


       SIGNATURE                               TITLE(S)
       ---------                               --------

 /S/ ELLIOT P. FRIEDMAN        Chairman of the Board of Directors and Chief
-------------------------      Executive Officer (Principal Executive Officer)
Elliot P. Friedman

 /S/ JAMES R. WODACH           Senior Vice President and Chief Financial Officer
-------------------------      (Principal Financial and Accounting Officer)
James R. Wodach

 /S/ TASNEEM A. KHWAJA         Chief Scientific Officer, Secretary, and Director
-------------------------
Tasneem A. Khwaja

/S/ PHILLIP G. TRAD            Senior Vice President, General Counsel, and
-------------------------      Director
Phillip G. Trad

                               Director
-------------------------
John H. Abeles, M.D.

/S/ ERINCH R. OZADA            Director
-------------------------
Erinch R. Ozada

                               Director
-------------------------
Nathan F. Troum, M.D.

                                  EXHIBIT INDEX

Exhibit
NUMBER          DESCRIPTION
------          -----------

4.2             Option Grant Agreement with Randolph C. Steer

4.3             Option Grant Agreement with Matilde Parente

4.4             Option Grant Agreement with Joerg Gruenwald

5 Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP with respect to the legality of the shares of Common Stock being registered hereunder.

23.1 Consent of Arthur Andersen LLP, independent auditors, with respect to the consolidated financial statements of PharmaPrint
                Inc. for the year ended March 31, 1998.
